Exhibit 10.06

BIG Token, inc.
2629 Townsgate Rd., Suite 215
Westlake Village, CA 91362

December ___, 2020

Lou Kerner
«EmployeeAddress1»
«EmployeeAddress2»

Re:	EMPLOYMENT AGREEMENT

Dear Mr. Kerner:

On behalf of BIG Token, Inc., a Delaware corporation (“BIG Token”), I am pleased to offer you the position of Chief Executive Officer of BIG Token and the public company with which the Company shall merge (“Merger”) into (anticipated to be Force Protection Video Equipment Corp.) (“PubCo” and together with BIG Token, the “Company”). Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Executive Officer or in such other position as the Company subsequently may assign to you, which shall be of equal or more prominent position as the position of the Chief Executive Officer. You will report to the Company’s Board of Directors (“Board”). You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Board.

(b) Obligations to the Company. During your Employment, you shall devote majority of your full business efforts and time to the Company. During your Employment, without the prior written approval of the Board, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation, except as set forth on Exhibit A attached hereto. The Company hereby acknowledges and agrees that all such activities conducted by you as of the Effective Date (including all boards of directors on which you serve as of the Effective Date) which are listed on Exhibit A to this Agreement, do not interfere with your performance of this Agreement and do not compete with the business of the Company. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence full-time Employment immediately upon satisfaction of the conditions contained in Section 9 hereof (such date on which Employment shall begin is referred to herein as the “Effective Date”).

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $175,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”

(b) Incentive Bonuses. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Board or any Compensation Committee of the Board. The target amount for any such annual incentive bonus will be up to 100% of your Base Salary (“Target Bonus”). The determinations of the Board in good faith with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable, unless you are terminated without Cause or you terminate this Agreement for Good Reason. For purposes of determining your bonus, during December of each year, the Board or any Compensation Committee of the Board will determine a performance base line amount (“Performance Base Line”). If you achieve 80% of the Performance Base Line for a given year, you will receive 50% of your Target Bonus for such year. If you achieve your Performance Base Line for a given year, you will receive 100% of your Target Bonus for such year. Your Performance Base Line for you initial year of Employment which commences on January 1, 2021 and ends of December 31, 2021 is $5.5 million of Gross Profit, as calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Notwithstanding the foregoing, the Board or any Compensation Committee of the Board may grant you a greater bonus amount at their sole and absolute discretion.

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(c) Stock Options. Subject to the approval of the Board, upon the Company completing an offering of its securities resulting in gross proceeds of at least $3,000,000 (“Financing”), the Company shall grant you a stock option to purchase five (5) percent of the Company’s issued and outstanding Common Stock, post Financing on a fully diluted basis (the “Option”). The Option shall be granted as soon as reasonably practicable after the completion of the Financing. The exercise price per Option will be: (i) 33.33% will be granted at an imputed Market Capitalization of $15 million, (ii) 33.33% will be granted at an imputed Market Capitalization of $17.5 million, and (iii) the remaining Options will have an exercise price equity to an imputed Market Capitalization of $20 million. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company. The Option shall vest and become exercisable as follows: (x) 33.3% on the one-year anniversary of the Effective Date (the “Initial Vesting Date”), and (y) the remaining options will vest in equal installments quarterly over a period of two years from the Initial Vesting Date, with the first quarterly installment to vest on the first quarterly anniversary of the Initial Vesting Date. The Option will be a nonqualified stock option and shall be subject to the other terms and conditions set forth in the Company’s Equity Compensation Plan to be adopted by the Company in connection with the Merger in a standard and customary form (the “Stock Plan”) and in the Company’s standard form of Stock Option Agreement (the “Stock Agreement”). The Company agrees to establish, or cause the establishment of the Stock Plan promptly, but in no event later than ten days, after the consummation of the Merger. Market Capitalization is defined as: (a) the Company’s issued and outstanding Common Stock plus any convertible securities on an as converted basis, divided by (b) the closing price of the Company’s Common Stock on its primary trading market. Any terms not defined herein will have the meaning ascribed to it in the Stock Plan. As permitted by law, on or before the Initial Vesting Date, the Company shall use its commercially reasonable best efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to allow you (and if permitted by the Company, other senior executives) to (x) sell a number of shares of Common Stock the vested Options sufficient to cover your employment tax obligation arising in connection with the exercise of your Option in the open market pursuant to such Form S-8, and (y) sell the remaining vested Options if and when you determine during any open trading window.

(d) Acceleration Benefit. Provided the Company has either: (i) not requested for your employment to continue immediately after a Triggering Event or (ii) has requested for your employment to continue immediately after a Triggering Event on terms significantly similar to your employment terms, including Base Salary, immediately prior to the Trigger Event, and you have not rejected such request, then, effective immediately before the consummation of a Triggering Event, any and all of your outstanding unvested equity awards of the Company shall accelerate and become fully exercisable, and any repurchase right of the Company as a result of the Triggering Event applicable to such equity award shall lapse as to all of the number of shares of capital stock of the Company underlying such equity awards In addition, the acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of termination of your Continuous Service Status as provided in Section 7. In order to be eligible for such acceleration of vesting benefit, you must execute the Company’s standard reasonable form of mutual release of all claims agreement.

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(e) Benefits. Except as otherwise agreed to by you or elected by you in any applicable voluntary election materials, you shall be eligible to participate in and shall receive all or comparable benefits under all welfare plans, pension plans, fringe benefit plans, other benefit plans, and all other arrangements, plans, policies, and programs in each case (w) that the Company makes available generally to the senior executives of the Company or of any other subsidiary or affiliate of the Company, (x) that are sponsored or maintained by the Company or any subsidiary or affiliate of the Company or to which the Company or any subsidiary or affiliate of the Company contributes, (y) on a basis no less favorable than the basis as such arrangements, plans, policies, and programs are applicable or made available to the other senior executives of the Company or any subsidiary or affiliate of the Company, and (z) whether now existing or established hereafter, including (a) all accidental death, business travel insurance, death benefits, dental, disability (including short-term disability and long-term disability), flexible spending accounts, health, hospitalization, life insurance, long term care, medical, prescription drug, salary continuation, sickness, surgical, vacation, vision, welfare, wellness, and similar arrangements, plans, policies, or programs, and (b) all change in control, deferred compensation, deferred stock unit, executive compensation, incentive (or other) bonus (whether short-term, long-term, or otherwise), other equity-based compensation, pension, profit sharing, restricted stock, restricted stock unit, retention, retirement, savings, stock appreciation right, stock option, stock purchase, supplemental retirement, and similar arrangements, plans, policies, and programs (collectively, the “Benefit Plans”). The Company agrees that your eligible dependents shall have the right to participate in all Benefit Plans as permitted in accordance with the applicable terms of the respective Benefit Plan and that the Company’s medical and hospital plan shall provide coverage for your eligible dependents.

(i) Definitions:

A. “Continuous Service Status” means the absence of any interruption or termination of service as an employee or consultant of the Company. Continuous Service Status as an employee or consultant shall not be considered interrupted or terminated in the case of: (i) Company approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Board, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service Status as an employee or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a consultant or from a consultant to an employee.

B. “Involuntary Termination” means (unless another definition is provided in the applicable equity grant documents, employment agreement or other applicable written agreement) the termination of your Continuous Service Status (i) other than for death or Permanent Disability (as defined below) or for Cause by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, or (ii) for Good Reason.

C. “Triggering Event” means:

(x) a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or

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(y) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”).

(z) Notwithstanding anything stated herein, a transaction shall not constitute a “Triggering Event” if: (i) its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction or (ii) results from a decrease in ownership percentage of SRAX, Inc. as a result of the Company issuing securities other than in connection with the events described in Section 2(i)(C)(x) and (y). For clarity, the term “Triggering Event” as defined herein shall not include stock sale transactions whether by the Company or by the holders of capital stock other than in connection with the events described in Section 2(i)(C)(x) and (y).

3. Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue up to 14 days of paid vacation / paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. Any unused vacation/paid time off days shall be rolled over to the next year (not to exceed 10 days). During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Clawback Provisions. If the Company is required to adopt a clawback policy pursuant to any applicable law, government regulation or stock exchange listing requirement, you agree to enter into the same clawback arrangement as applicable to all senior management of the Company.

6. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

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(b) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

7. Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, Section 2(d) and subsections (b) and (c) below shall not apply unless and until (i) you have executed (and do not revoke) a full and complete mutual general release of all claims in a reasonable form provided by the Company and (ii) you have returned all Company property.

(b) Severance Pay. If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death or Permanent Disability or you terminate this Agreement for Good Reason, then, in addition to the amounts payable in accordance with Section 6(b), (i) the Company shall pay you severance pay at a rate equal to your Base Salary in effect at the time of termination of your Employment for a period of twelve (12) months following the termination of your Employment (the “Continuation Period”), and (ii) any and all of your outstanding unvested equity awards of the Company shall accelerate and become fully exercisable, and any repurchase right of the Company as a result of the Triggering Event applicable to such equity award shall lapse as to all of the number of shares of capital stock of the Company underlying such equity awards. Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided that, if the Company’s stock becomes publicly traded on an established securities market, such severance pay shall be paid in a single lump-sum cash payment on the six (6) month anniversary of the employment termination date to the extent required by Code section 409A.

(c) Health Insurance. If subsection (b) above applies, and if you elect to continue and pay your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your Employment, then the Company shall pay your monthly premium under COBRA until the earliest of (i) the end of the Continuation Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i) Any breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement between you and the Company, or any other written agreement between you and the Company, in any case which is not cured by you within thirty (30) days after the Company provides to you written notice thereof with reasonable detail of the nature of such breach;

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(ii) Any failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your Employment, that are generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business of the Company, but solely to the extent such policies were made available to you prior to such failure;

(iii) Your repeated and continuous failure to follow reasonable and lawful instructions from the Company or the Board of the Company and your failure to cure such condition after receiving 20 days advance written notice. For the purposes of this Section “repeated” means more than two (2) times;

(iv) A plea of “guilty” or “no contest” to any charge of a felony requiring intent under the laws of the United States or any State thereof, or your conviction of a felony requiring intent under the laws of the United States or any State thereof, after the exhaustion of all possible appeals, in each case excluding any Limited Vicarious Liability (as hereinafter defined). For the purposes hereof, “Limited Vicarious Liability” means any liability that (x) is based on acts or omissions of the Company for which you are responsible solely as a result of his offices with the Company, where you were not directly involved in such acts or omissions and either had no prior knowledge of such intended acts or omissions or upon obtaining any such knowledge promptly acted reasonably and in good faith to attempt to prevent the acts or omissions causing such liability, or (y) you did not have a reasonable basis to believe that any applicable law was being violated by such acts or omissions; or

(v) Your misappropriation of funds or property of the Company;

(vi) Any gross or willful misconduct by you which is not cured by you within thirty (30) days prior written notice by the Company to you. For the purposes hereof: (i) any act or omission (including any refusal or violation) by you is “willful” only if the same is not in good faith and is without the reasonable belief by you that such act or omission is in the best interests of the Company; and (ii) any act or omission by you based upon any authority granted pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company in each case is presumed to be in good faith and in the best interests of the Company. For avoidance of doubt, “Cause” does not include (i) differences of opinion with respect to strategy or implementation of business plans, (ii) the success or lack of success of any such strategy or implementation, or (iii) any failure to achieve any performance or economic objectives, whether relating to you, the Company, or otherwise.

Notwithstanding anything to the contrary contained herein, no cessation of your employment with the Company shall be deemed to be for Cause unless, on or before the six month anniversary of the first date the Board has knowledge of the act or omission alleged to constitute Cause, or if later, the last day of the applicable Cause cure period, the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of a majority of the Board (excluding you if you are a member thereof) at a meeting called and held for such purpose (i) finding that, in the good faith opinion of the Board, your conduct constitutes Cause hereunder, and (ii) authorizing the termination of your employment for Cause.

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(e) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean:

(i) a reduction in your then-current base salary or then-current Target Bonus, or the Company’s failure to pay you any other material amounts owed to you within thirty (30) days after the date such payment was due to you under this Agreement; provided, that Good Reason shall not be deemed to exist if the Company reduces your then-current base salary or then-current Target Bonus at the same percentage as applied to all other senior executives of the Company;

(ii) the assignment to you of any authorities, duties, functions, offices, positions, or responsibilities, that materially impair your ability to function as the CEO of the Company (or any other position in which you are then serving) or the assignment to you of any duties that are materially inconsistent with any of the provisions of Section 1(a);

(iii) the Company failing to comply with Section 11(g); or

(iv) or any other material breach of this Agreement by the Company.

(f) Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

8. Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the date when your Employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your Employment.

9. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

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(c) Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

(d) Financing. This offer of employment and your commencement of employment with the Company is contingent on the Company securing financing resulting in gross proceeds of $3,000,000 on or before February 1, 2021.

(e) Merger. This offer of employment and your commencement of employment with the Company is contingent on closing of the Merger. For the avoidance of doubt, this Agreement shall automatically become effective upon the satisfaction of the conditions in this Section 9.

10. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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11. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify you and hold harmless to the maximum extent permitted by applicable law from and against any and all expenses (including, without limitation, reasonable attorneys’ fees, fees of experts, witness fees, fees of other professional advisors, other disbursements incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing, or participating in a Proceeding (as hereinafter defined), bonds, all interest, assessments, and other charges paid or payable in connection with or in respect of the foregoing, and any federal, state, local, or foreign taxes imposed on you as a result of the actual or deemed receipt of any payments pursuant to this Section 11 (all of the foregoing, collectively, “Expenses”), demands, claims, damages, judgments, penalties, fines, settlements, and all other liabilities incurred or paid by you, or on your behalf, in connection with the investigation, defense, prosecution, settlement or appeal(s) of any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, investigation, inquiry, or hearing (including any administrative hearing), whether civil, criminal, administrative or investigative and to which you were or are a party or other participant or is threatened to be made a party or other participant (a “Proceeding”), or any claim, issue, or matter therein (including any Proceeding brought by or in the right of the Company or any of its subsidiaries or affiliates), by reason of or arising from the fact that you are or were a director, officer, employee, agent, or fiduciary of the Company or of any subsidiary or affiliate of the Company or, at the request of the Company, of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in connection with your employment by the Company or at the direction of the Company or any of its affiliates, or by reason of or arising from anything done or not done by you in any such capacity or capacities, (including any Proceeding, or any claim, issue, or matter therein, by reason of or arising from: any actual or alleged breach by you of your fiduciary duty as a director or officer of the Company or of any subsidiary or affiliate of the Company; the registration, purchase, sale, or ownership of any securities of the Company, the Merger or any fiduciary obligation owed with respect thereto; or any misstatement or omission of material fact by the Company in violation of any duty of disclosure imposed on the Company by any federal, state, or foreign securities or common laws), provided that you acted in good faith and in a manner that was not grossly negligent and you reasonably believed to be in or not opposed to the best interests of the Company or such other subsidiary or affiliate of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe your conduct was unlawful. The Company also shall pay any and all Expenses incurred by you as a result of you being called as a witness in connection with any matter involving the Company, any other any subsidiary or affiliate of the Company, or any of its or their respective officers or directors. The Company shall pay any Expenses, judgments, penalties, fines, settlements, and other liabilities incurred by you in investigating, defending, settling or appealing any Proceeding described in this Section in advance of the final disposition of such Proceeding, as such Expenses, judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such Expenses, judgments, penalties, fines, settlements, and other liabilities to you, but, in respect of advances of Expenses, in no event later than ten (10) days following your delivery to the Company of a written request for an advance pursuant hereto, together with a reasonable accounting of such Expenses, and in respect of all other indemnification payments, in no event later than thirty (30) days following your delivery to Company of a written request therefor, together with such reasonable accounting or other applicable supporting information. The Company shall make the advances contemplated by this Section regardless of your financial ability to make repayment, and regardless whether indemnification of you by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section shall be unsecured and interest-free. Your rights pursuant to this Section shall be in addition to any other rights you may now or hereafter have under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), any agreement, any vote of stockholders or directors, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute, judicial decision, or otherwise) permits greater indemnification that would be afforded currently under the Company’s certificate of incorporation or bylaws, applicable law, any other agreement, or this Section, it is the intent of the Parties that Executive enjoy by this Section the greater benefits so afforded by such change. Notwithstanding the foregoing, the Company will not be obligated to pay or reimburse any Expenses in connection with any Proceedings from a breach of any of your pre-existing obligation as a result of your employment with the Company.

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(b) Insurance. You shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. The Company represents and warrants that SRAX, Inc. currently maintains such insurance that covers the Company, the post-Merger company (including the public company into which the Company shall merge with and into as a result of the Merger) and their respective officers and directors (collectively, the “Covered Persons”). If any time that SRAX Policy no longer covers the Covered Persons. The Company agrees that (i) from such date and during the remaining portion of your employment period the Company, the Company will maintain in full force and effect directors’ and officers’ liability insurance that has a liability limit of not less than Five Million Dollars ($5,000,000); (ii) in such insurance policy or policies maintained by the Company, you shall be named as an insured in such a manner as to provide the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors, and (iii) such policy or policies shall include a “tail” for coverage for claims made within a minimum of three (3) years following the end of your employment period.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing, with a copy (which shall not constitute notice) to Jonathan Shechter, Esq., at js@foleyshechter.com. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

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(h) No Assignment. This Agreement and each party’s rights and obligations hereunder are personal to such party and may not be transferred or assigned by such party at any time; provided, that the Company may assign its rights and obligations under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantial all of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Financing. You agree to assist the Company with its efforts to secure financing for the Company, through the sale of its securities or otherwise, resulting in gross proceeds of approximately $3,000,000.

[Signature Page Follows]

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before «ReplyDate». The Company requests that you begin work in this new position on or before «StartDate». Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).

Very truly yours,

BIG tOKEN, inc.

By:
(Signature)

Name:

Title:

ACCEPTED AND AGREED:

lou kerner

(Signature)

Date

Anticipated Start Date:

Attachment A: Confidential Information and Invention Assignment Agreement

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Exhibit A

Outside Activities, Investments and Board Positions

1. CryptoOracle LLC - spinning out assets to shareholders, monetizing CryptoMondays, a Meetup group active in more than a dozen cities around the world

2. Blockchain Coinvestors Syndicate on AngelList - with over 150LPs, the syndicate sources investments in blockchain/crypto projects and makes them available for our LPs

3. SWAG - a personal token project in development

4. Advisor

1.	SilverCastle - an Israeli digital asset manager

2.	TNS Total Network Services (BoD) - cloud infrastructure, domain names, blockchain technology

3.	Vesto - white label platform for banks to offer cryptocurrency related services

4.	Quantum Economics - crypto analysis, advisory, and money management

5.	Blockchain Coinvestors - a crypto- fund-of-funds

6.	Detomena - a blockchain data company

ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

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